DGP ACQUISITION, L.L.C.
                     (A DELAWARE LIMITED LIABILITY COMPANY)

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                               OPERATING AGREEMENT

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     This Operating Agreement (this "Agreement") of DGP Acquisition, L.L.C. (the
"Company"), a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the "Act"), is entered into and shall be effective as of December 7, 1995 (the "Effective Date") by and among the Company, IB Holding, Inc., a Delaware corporation ("Insignia"), and Riverdale Investors Corp., Inc., a Delaware corporation ("Riverdale"). As used in this Agreement, the term "Members" shall mean the members (as such term is used in the Act) of the Company from time to time. Initially, Insignia and Riverdale shall be the only Members; however, any Person may cease to be a Member and any Person may become a Member, in either case as provided in this Agreement and in the Act.

                                    ARTICLE I

                 DEFINITIONS AND REPRESENTATIONS AND WARRANTIES

     Section 1. Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

     "Affiliate" means, as to any Person, (i) any other Person (and the immediate family members of such Person) that controls, is controlled by, or is under common control with the first Person; and (ii) if the first Person is a natural person, the immediate family members of that Person.

     "Associate" has the meaning specified in Rule 12b-2 under the Exchange Act.

     A person shall be deemed to "Beneficially Own" (and to be the "Beneficial Owner" and have "Beneficial Ownership" of) any security if (i) such Person "beneficially owns" such security within the meaning of Rule 13d-3 under the Exchange Act or (ii) such Person has any direct or indirect economic interest in such security.

     "Business Day" has the meaning specified in Rule 14d-1 under the Exchange Act.

     "Buy/Sell Notice" means an Insignia Buy/Sell Notice or a Riverdale Buy/Sell Notice, as the case may be.

     "Buy/Sell Notice Date" means the date on which a Riverdale Buy/Sell Notice or an Insignia Buy/Sell Notice, as the case may be, is received by the Noticed Member.


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     "Buy/Sell Purchase Price" means, with respect to any sale of Shares and
Member Units by a Member Group pursuant to a Buy/Sell Notice, the sum of (i) product of (a) the number of Shares being sold by such Member Group times (b) the Buy/Sell Price, plus (ii) the product of (x) the number of Member Units being sold by such Member Group times (y) the Imputed Unit Price.

     "Buy/Sell Right" means the right of a Member Group to give a Buy/Sell
Notice.

     "Buy/Sell Trigger" means any of the events described in Section 5(b)(i) of
Article VII, each of which gives the specified Member Groups a Buy/Sell Right upon the occurrence (and during the continuation) of such Buy/Sell Trigger.

     "Closing Date" means the date on which the Offer expires pursuant to its terms and the Company accepts for payment, and thereby purchases, Units validly tendered and not withdrawn pursuant to the Offer.

     "Commenced" means the commencement of a Tender Offer, as determined under Rule 14d-2 of the Exchange Act or, if such Tender Offer is not subject to
Section 14(d) of the Exchange Act, as determined in good faith by the Manager.

     "Commission" means the United States Securities and Exchange Commission.

     "Company Units" means all Units acquired by the Company pursuant to a Tender Offer by the Company or in a Negotiated Purchase.

     "Competing Offer" means a Tender Offer for Units which (i) is Commenced prior to the expiration of the Offer by a Person that is not an Affiliate of any Member and (ii) has a cash purchase price per Unit that is at least 5% greater than the purchase price per Unit of the Offer on the date such Competing Offer is Commenced; provided, however, that a Tender Offer for Units which satisfies the criteria set forth in clauses (i) and (ii) nonetheless will not constitute a Competing Offer if, on the date such Tender Offer is Commenced, 15% or more of the outstanding Units have been validly tendered and not withdrawn pursuant to the Offer.

     "Covered Fees" means the aggregate amount of all real estate brokerage fees and commissions, if any, paid by the Partnership to the General Partner or its Affiliates from and after a Buy/Sell Closing in which Insignia or any member of the Insignia Group sells Shares and Member Units pursuant to Section 5(b) of
Article VII of this Agreement, after deducting the aggregate amount of all brokerage fees and commissions actually paid by the General Partner and its Affiliates to Third Party brokers in connection with the transactions generating the Covered Fees.

     "Donelson" means Donelson Ventures, L.P. or any successor entity.

     "Donelson Payment" means the portion of a GP Payment required to be paid to Donelson pursuant to the Asset Purchase Agreement, dated December 31, 1991, between
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Donelson, IFG and certain Affiliates of the foregoing, as amended by the letter agreement with respect thereto dated November 28, 1995.

     "Effect a Redemption" has the meaning specified in Section 14 of Article X of this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Extraordinary Transaction" means any of (i) a liquidation of the Partnership, (ii) a sale of all or substantially all of the Partnership's assets, (iii) a merger, consolidation, business combination, "roll-up" or other similar transaction involving the Partnership, including without limitation any such transaction to be achieved in whole or in part by means of an exchange offer, or (iv) any other transaction which will result in a material structural change in the Partnership or its assets outside the ordinary course of business.

     "Follow-up Offer" means a Tender Offer for Units made by the Company in response to a Competing Offer in accordance with the provisions of Section 3(a)(i) of Article IV; provided that the terms and conditions (other than the purchase price, which shall be determined by the Manager in his sole discretion) of the Follow-up Offer shall be reasonable and customary under the circumstances.

     "Follow-up Offer Notice" means a written notice from the Company to the Members notifying them that the Company intends to make a Follow-up Offer, which notice shall set forth the material terms and conditions of the Follow-up Offer.

     "Future Hostile Offer" means a Tender Offer for Units which (i) is Commenced after the expiration of the Offer by a Person that is not an Affiliate of any Member and (ii) has a purchase price per Unit that is at least 35% of Net Asset Value; provided that if the purchase price of the Future Hostile Offer is increased prior to the Commencement of a Responsive Offer or a Qualifying Offer, then such price increase shall be deemed to constitute the Commencement of a new Future Hostile Offer for purposes of Section 3 of Article IV.

     "General Partner" means the managing general partner of the Partnership identified in the Partnership Agreement, which is Davidson Diversified Properties, Inc. as of the Effective Date.

     "GP Exercise Notice" means a written notice to Insignia from Riverdale that Riverdale has elected to exercise the GP Transfer Option.

     "GP Interest" means, collectively, the general partner interest in the Partnership held by the General Partner and any GP Units.

     "GP Payments" means the cash payments required to be made to the General Partner in respect of the GP Interest pursuant to Section 11.5 ("Distribution of Distributable Cash From Operations") and Section 11.6 ("Distributions of Cash From Sales or Refinancings") of the Partnership Agreement.

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     "GP Purchase Price" means an amount in cash equal to: (i) the Imputed Unit
Price multiplied by the number of GP Units owned by the Corporate General Partner on the date of the GP Transfer Closing, plus (ii) 175% of the gross property management fees paid by the Partnership during the Partnership's most recently ended fiscal year preceding the Buy/Sell Closing (with respect to properties owned by the Partnership and not under contract for sale as of the date of the GP Transfer Closing), minus (iii) 50% of the aggregate gross property management fees paid by the Partnership from and after the Buy/Sell Closing until the GP Transfer Closing or the Substantial Liquidation Date, as the case may be, minus (iv) 50% of the Covered Fees. The GP Purchase Price shall be computed and certified by the Partnership's independent public accountants.

     "GP Stock" means 100% of the issued and outstanding capital stock of the General Partner.

     "GP Transfer" means the transfer of the GP Interest to Riverdale or its designee by an Affiliate of Insignia pursuant to the exercise of the GP Transfer Option.

     "GP Transfer Option" means the option, exercisable by Riverdale from and after the date (if ever) on which (i) Insignia notifies (or is deemed to have notified) Riverdale pursuant to Section 5(b)(iii)(1) or (2) of Article VII that the Insignia Group has elected to sell its Shares and Member Units pursuant to a Riverdale Buy/Sell Notice or (ii) any member of the Insignia Group has sold Shares or Member Units at a Buy/Sell Closing, to purchase either the GP Interest or the GP Stock, in either case for the GP Purchase Price and in accordance with the provisions of Section 5(b)(v) of Article VII of this Agreement.

     "GP Units" means all Units owned of record by the General Partner on the date hereof.

     "Group" means a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act.

     "Highcrest" means Highcrest Investors Corporation, a Delaware corporation and an Affiliate of Riverdale.

     "ICA" means the United States Investment Company Act of 1940, as amended.

     "Icahn" means Carl C. Icahn, an individual.

     "Icahn Group" means, collectively, (i) Icahn, Riverdale and their respective Affiliates and (ii) each Person who is a direct or indirect transferee of any Riverdale Shares.

     "IFG" means Insignia Financial Group, Inc., a Delaware corporation.

     "Imputed Unit Price" means, in connection with any buy/sell transaction, an amount in cash equal to the quotient of (A) the sum of (i) the product of (a) the Buy/Sell Price times (b) the total number of Shares outstanding on the Buy/Sell Notice Date, plus (ii) all

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liabilities of the Company as of the Buy/Sell Notice Date, minus (iii) all assets of the Company (other than the Company Units) as of the Buy/Sell Notice Date, divided by (B) the total number of Company Units as of the Buy/Sell Notice Date.

     "Insignia Buy/Sell Notice" means a notice that the Insignia Group has elected to exercise its Buy/Sell Right pursuant to and as provided in Section 5 of Article VII of this Agreement, which notice shall contain and constitute an irrevocable offer by Insignia, on behalf of the Insignia Group, to either (i) purchase all Shares and all Member Units Beneficially Owned by the Icahn Group, or (ii) sell to Riverdale all Shares and all Member Units Beneficially Owned by the Insignia Group, in either case for the same cash price per Share (the "Buy/Sell Price") specified by Insignia in such notice and for the Imputed Unit Price per Member Unit.

     "Insignia Group" means, collectively, (i) IFG, Insignia and their respective Affiliates, (ii) Metropolitan Asset Enhancement, L.P. and (iii) each Person who is a direct or indirect transferee of any Insignia Shares.

     "Insignia Member" means each Person who is both a member of the Insignia Group and a Member.

     "Insignia Shares" means the 500 Shares originally issued to Insignia and any other Shares subsequently acquired by Insignia or any of its Affiliates.

     "Insignia Transfer Notice" means a written notice given by Insignia to Riverdale indicating that a member of the Insignia Group intends to make a transfer that is prohibited by Section 5(a) of Article VII of this Agreement, which notice shall specify in detail the terms and conditions (including the proposed transferee) of the proposed transfer.

     "Limited Partner" means a limited partner of the Partnership.

     "Member Group" means the Insignia Group or the Icahn Group, as the case may be.

     "Member Units" means, with respect to any Member, all Units Beneficially Owned by such Member and its Affiliates, other than (i) Company Units and (ii) GP Units.

     "Negotiated Purchase" means a purchase of Units by the Company in a negotiated transaction.

     "Net Asset Value" means, at any given time, the net asset value per Unit as most recently calculated by the General Partner for purposes of making such calculations available to Limited Partners upon request.

     "Noticed Group" means the Member Group of which the Noticed Member is a member.

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     "Noticed Member" means, as applicable, (i) Insignia, if it has received a
Riverdale Buy/Sell Notice, or (ii) Riverdale, if it has received an Insignia Buy/Sell Notice.

     "Offer" means the Tender Offer for Units to be made by the Company pursuant to Section 2 of Article IV, as such Tender Offer may be amended and supplemented from time to time.

     "Offer Documents" means all documents relating to the Offer which are required to be filed with the Commission, including but not limited to the Offer to Purchase and any supplements and amendments thereto.

     "Offering Group" means the Member Group of which the Offering Member is a member.

     "Offering Member" means, as applicable, (i) Insignia, if it has exercised its Buy/Sell Right and delivered an Insignia Buy/Sell Notice to Riverdale pursuant thereto, or (ii) Riverdale, if it has exercised its Buy/Sell Right and delivered a Riverdale Buy/Sell Notice to Insignia pursuant thereto.

     "Partnership" means Davidson Growth Plus, L.P., a Delaware limited partnership.

     "Partnership Agreement" means the Agreement of Limited Partnership of the Partnership, as in effect on the Effective Date and as the same may be amended from time to time after the Effective Date.

     "Person" means any natural person or any corporation, partnership, venture, association or other entity.

     "Qualified Purchase" means a purchase of Units by a Member or Members in a negotiated transaction permitted to be made pursuant to Section 3(b)(iii), 3(b)(iv) or 3(b)(v) of Article IV, provided that the following conditions are satisfied:

          (i) the Qualified Purchase may only be made on terms and conditions that are the same in all material respects as the terms and conditions of the proposed Negotiated Purchase set forth in the Unrestricted Purchase Notice or the Restricted Purchase Notice, as the case may be, that resulted in the right to make a Qualified Purchase (except that the purchase price per Unit may be greater than that stated in the Unrestricted Purchase Notice); and

          (ii) prior to making the Qualified Purchase, the Member or Members making the Qualified Purchase agree in writing with the Company for the benefit of the other Members (a) to register any Units purchased pursuant to such Qualified Purchase on the books of the Partnership in the record name of the Company, as nominee for such Member or Members, and (b) that any Units so purchased by such Member or Members pursuant to such Qualified Purchase and

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     registered in the record name of the Company shall be voted as provided in
     Section 7 of Article IV of this Agreement and shall be subject to the buy/sell provisions of Section 5(b) of Article VII.

     "Qualifying Offer" means a Tender Offer for Units by a Member or Members permitted to be made pursuant to Section 3(a) of Article IV, provided that the following conditions are satisfied:

          (i) the Member or Members making the Qualifying Offer agree in writing with the Company for the benefit of the other Members prior to the Commencement of the Qualifying Offer (a) to register any Units purchased pursuant to such Qualifying Offer on the books of the Partnership in the record name of the Company, as nominee for such Member or Members, and (b) that any Units so purchased by such Member or Members pursuant to such Qualifying Offer and registered in the record name of the Company shall be voted as provided in Section 7 of Article IV of this Agreement and shall be subject to the buy/sell provisions of Section 5(b) of Article VII; and

          (ii) the Member or Members making the Qualifying Offer adequately disclose, in a manner reasonably acceptable to counsel to the Company, the agreements described in clause (i) above and the effects thereof in the tender offer documents relating to such Qualifying Offer sent to the Limited Partners and filed with the Commission (if required to be filed). Counsel to the Company must provide its comments to such disclosure within 24 hours after the receipt thereof.

     "Redemption Amount" means (A) the aggregate amount of contributions to the Company's capital made pursuant to this Agreement in respect of Shares being redeemed, less any amounts paid by the Company to Members by way of dividends or distributions in respect of such Shares, plus (B) the product of (i) the number of Member Units being purchased, times (ii) 72.5% of Net Asset Value.

     "Responsive Offer" means a Tender Offer for Units made by the Company in response to a Future Hostile Offer in accordance with the provisions of Section 3(a)(ii) of Article IV; provided that the terms and conditions (other than the purchase price, which shall be in the sole discretion of the Manager) of the Responsive Offer shall be reasonable and customary under the circumstances.

     "Responsive Offer Notice" means a written notice from the Company to the Members notifying them that the Company intends to make a Responsive Offer, which notice shall set forth the material terms and conditions of the Responsive Offer.

     "Restricted Purchase Notice" means a written notice from Insignia to Riverdale or from Riverdale to Insignia, as the case may be, proposing that the Company make a Negotiated Purchase that does not satisfy the criteria set forth in clauses (1) and (2) of Section 3(b)(i) of Article IV, which notice must set forth all of the material terms and conditions of the

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proposed Negotiated Purchase, including without limitation the proposed number of Units to be purchased and the proposed purchase price per Unit.

     "Riverdale Buy/Sell Notice" means a notice that the Icahn Group has elected to exercise its Buy/Sell Right pursuant to and as provided in Section 5 of
Article VII of this Agreement, which notice shall contain and constitute an irrevocable offer by Riverdale, on behalf of the Icahn Group, to either (i) purchase all Shares and all Member Units Beneficially Owned by the Insignia Group, or (ii) sell to Insignia all Shares and all Member Units Beneficially Owned by the Icahn Group, in either case for the same cash price per Share (the "Buy/Sell Price") specified by Riverdale in such notice and for the Imputed Unit Price per Member Unit.

     "Riverdale Member" means each Person who is both a member of the Icahn Group and a Member.

     "Riverdale Shares" means the 500 Shares originally issued to Riverdale and any other Shares subsequently acquired by Riverdale or any of its Affiliates.

     "Riverdale Transfer Notice" means a written notice given by Riverdale to Insignia indicating that a member of the Riverdale Group intends to make a transfer that is prohibited by Section 5(a) of Article VII of this Agreement, which notice shall specify in detail the terms and conditions (including the proposed transferee) of the proposed transfer.

     "Substantial Liquidation Date" means the first date on which fee interests in real property owned by the Partnership have been sold which represent in the aggregate 75% or more of the real property assets owned by the Partnership at the Effective Date, such percentage to be calculated based on the book value of each such asset as reflected in the most recent Report on Form 10-K or 10-KSB of the Partnership prior to the Effective Date.

     "Tender Offer" means a tender offer that is subject to Section 14(e) of the Exchange Act.

     "Terms" means the following terms and conditions of a Tender Offer: (i) the purchase price, (ii) the minimum and maximum number of Units to be tendered for,
(iii) the expiration date, and (iv) the conditions to the Offer.

     "Third Party" means, as to any Person, another Person that is not an Affiliate or an Associate of the first Person.

     "Third Party Proposal" means a proposal by a Person which is a Third Party as to each Member Group to cause the Partnership to engage in an Extraordinary Transaction.

     "Third Party Proposal Trigger" means the distribution by a Third Party to Limited Partners of proxy and/or consent solicitation materials relating to a Third Party Proposal, if and only if within five Business Days of the date such proxy and/or consent solicitation materials are

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first received by any member of the Insignia Group, Insignia does not notify
Riverdale that Insignia objects to the Third Party Proposal.

     "Units" means units of limited partnership interest in the Partnership.

     "Unrestricted Purchase Notice" means a written notice from Riverdale to the Company proposing that the Company make a Negotiated Purchase that satisfies the criteria set forth in clauses (1) and (2) of Section 3(b)(i) of Article IV, which notice must set forth all of the material terms and conditions of the proposed Negotiated Purchase, including without limitation the proposed number of Units to be purchased and the proposed purchase price per Unit.

     Section 2. Representations and Warranties of Insignia. Insignia hereby represents and warrants to the Company and Riverdale as follows:

     (a) The Insignia Group Beneficially Owns 72 Units as of the Effective Date. The General Partner is the managing general partner of the Partnership and does not own any Units of record.

     (b) Attached hereto as Exhibit A is a true and correct copy of the Partnership Agreement, as in effect on the Effective Date.

     (c) Attached hereto as Exhibit B is a true and correct copy of the Certificate of Formation of the Company (the "Certificate of Formation"). The Certificate of Formation was filed with the Secretary of State of the State of Delaware on November 13, 1995 and has not been amended on or prior to the Effective Date.

     (d) For purposes of Section 3(c)(1) of the ICA, as of the Effective Date, no more than 25 Persons shall be deemed to "own" (within the meaning of Section 3(c)(1)) Shares by reason of Insignia's ownership of Shares.

     (e) None of the Partnership's contracts or other transactions with any member of the Insignia Group is, and any such contract or other transaction entered into during the term of this Agreement will not be, prohibited by the Partnership Agreement.

     (f) Each of the Partnership's contracts with any member of the Insignia Group is, and any such contract entered into during the term of this Agreement will be, terminable by the Partnership without premium or penalty upon 60 days' prior notice.

     (g) Insignia has obtained, prior to the Effective Date, a waiver of any and all contractual restrictions (other than restrictions contained in the Partnership Agreement) on the ability of Insignia's Affiliate to transfer the GP Interest to Riverdale pursuant to the provisions of Section 5(b)(v) of Article VII, a copy of which is attached hereto as Exhibit C.

     Section 3. Representations and Warranties of Riverdale. Riverdale hereby represents and warrants to the Company and Insignia as follows:

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     (a) The Icahn Group Beneficially Owns 25 Units as of the Effective Date.

     (b) For purposes of Section 3(c)(1) of the ICA, as of the Effective Date, no more than 25 Persons shall be deemed to "own" (within the meaning of Section 3(c)(1)) Shares by reason of Riverdale's ownership of Shares.

                                   ARTICLE II
                                     OFFICES

     Section 1. Registered Office. The registered office of the Company shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.

     Section 2. Other Offices. The Company may have other offices, either within or without the State of Delaware, at such place or places as the manager (the "Manager") of the Company may from time to time appoint or the business of the Company may require.

                                   ARTICLE III
                                     PURPOSE

     Section 1. Purpose. The Company was formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. While this Agreement is in effect, the sole and exclusive purposes of the Company shall be to acquire (including without limitation pursuant to the Offer), and thereafter to hold for investment and ultimately dispose of, or otherwise realize the value of, Units, and to conduct any other activities necessary or incidental to such purposes including without limitation exercising any and all voting and other rights appurtenant to the ownership of such Units.

                                   ARTICLE IV
                         STANDSTILL AND OFFER PROVISIONS

     Section 1. Standstill Provisions.

     (a) Subject to Sections 1(d) and 1(e) below and except as provided in
Section 3 of this Article IV, no member of the Insignia Group or the Icahn Group shall (i) commence a Tender Offer for Units or (ii) purchase, buy, acquire or otherwise become or seek to become the Beneficial Owner of Units (or any other interest in the Partnership), in each case other than pursuant to the Offer; provided, however, that the foregoing shall not prohibit (x) the acquisition of Beneficial Ownership of Units by any member of the Insignia Group or the Icahn Group as a result of any acquisition of Units by the Company or (y) the acquisition by any member of the Insignia Group or the Icahn Group of the capital stock of or any other interest in any other member of the Insignia Group or the Icahn Group.

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     (b) Except as provided in Section 1(c) and in Section 7 of this Article IV, any Member may, on behalf of the Company, exercise the Company's rights as a Limited Partner with respect to the Company Units and any Member Units registered in the name of the Company as nominee for such Member, including without limitation the Company's rights to access the books and records of the Partnership; provided, however, that no member of the Icahn Group may call or initiate a Limited Partner meeting or consent solicitation; and further provided that (i) from and after the date of a Buy/Sell Closing in which the Insignia Group sells Shares and Member Units to Riverdale (or its designee), and so long as an Affiliate of Insignia continues to be the General Partner, the participation by any member of the Insignia Group in any activity with respect to the Partnership (whether referred to in this Section 1(b) of Article IV or otherwise) shall be limited to activities of the General Partner required under the Partnership Agreement or by the fiduciary obligations of such entity, and
(ii) from and after the date of the GP Transfer Closing, each member of the Insignia Group shall also be prohibited from calling or initiating a Limited Partner meeting or consent solicitation and from engaging in any other activity with respect to the Partnership.

     (c) No member of the Insignia Group or the Icahn Group, singly or as part of a Group, directly or indirectly, through one or more intermediaries or otherwise, may: (i) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Partnership; (ii) initiate, propose or otherwise solicit Limited Partners for the approval of one or more proposals with respect to the Partnership; or (iii) instigate or encourage any Limited Partner or other Third Party to do any of the foregoing; provided, however, that until a Buy/Sell Closing occurs, this Section 1(c) of Article IV shall not (A) apply to members of the Insignia Group with respect to the matters set forth in clauses (i)-(iii) of Section 7(b) of this Article IV or (B) restrict the ability of the members of the Icahn Group to engage in the activities permitted by the final proviso of
Section 5(b)(v)(4) of Article VII; and further provided that (x) from and after the date of a Buy/Sell Closing in which the Insignia Group sells Shares and Member Units to Riverdale (or its designee), and so long as an Affiliate of Insignia continues to be the General Partner, the participation by any member of the Insignia Group in any activity with respect to the Partnership (whether referred to in this Section 1(c) of Article IV or otherwise) shall be limited to activities required under the Partnership Agreement or by the fiduciary obligations of such entity, and (y) from and after the date of the GP Transfer Closing, each member of the Insignia Group shall also be prohibited from participating in any activity referred to in this Section 1(c) of Article IV and from engaging in any other activity with respect to the Partnership.

     (d) If at any time the only remaining Members are all members of the same Member Group, then the provisions of this Section 1 and Section 3(a)(vi) of
Article IV shall no longer apply to the members of such Member Group or to any Person who thereafter becomes a Member.

     (e) Notwithstanding anything in this Agreement to the contrary, no Person shall be deemed to have violated this Section 1(a) of Article IV in the event that such Person acquires Beneficial Ownership of Units representing a de minimis amount of the total outstanding

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Units pursuant to a transaction in which such Person acquires an interest in another entity; provided that (i) the purpose of such transaction is not to acquire Units or otherwise circumvent the intent of this Agreement, and (ii) if such acquisition occurs while such Person or any of its Affiliates is a member of a Member Group, then promptly after such acquisition such Person shall register such Units on the books of the Partnership in the record name of the Company, as nominee for such Person, and such Units shall constitute Member Units for purposes of this Agreement.

     (f) It is understood and agreed that except as provided in Section 2(a) of this Article IV, the obligations of the Members (and any Person who becomes a Member) and the members of their respective Member Groups under the provisions of this Section 1 of Article IV shall survive (i) termination or modification of this Agreement, (ii) termination (by sale, assignment, redemption or otherwise) of any Member's Beneficial Ownership of Shares, (iii) termination or dissolution of the Company, and (iv) termination of such Person as a Member.

     Section 2. The Offer.

     (a) The Offer shall initially be made upon the Terms mutually agreed upon by the Members. If the Members are unable to agree on the Terms of the Offer within 20 days of the Effective Date, then, notwithstanding any other provision of this Agreement to the contrary, the provisions of Section 1 of this Article IV shall be void and of no effect, and the Manager shall liquidate and dissolve the Company as soon as practicable. All terms and conditions other than the Terms of the Offer (including any supplements and amendments thereto) shall be determined by the Manager, provided that such other terms and conditions must be reasonable and customary under the circumstances. Each Member shall provide all information reasonably requested by the Company to complete the Offer Documents and consummate the Offer. Immediately following the Closing Date, the Company shall take all actions as are necessary for it to be admitted to the Partnership as a substitute Limited Partner as to all of the Units purchased pursuant to the Offer.

     (b) Except as provided in Section 2(c) below, any amendment to the Terms of the Offer after the Offer has been Commenced must be approved by all Members; provided, however, that only the Manager need approve any extension of the expiration date of the Offer which, in the opinion of legal counsel to the Company in connection with the Offer, (i) is required by the Exchange Act and the rules and regulations thereunder or by the Commission or (ii) is otherwise advisable under the circumstances.

     (c) If a Competing Offer has been Commenced, then the Manager may, in his sole discretion, increase the purchase price of the Offer from time to time; provided, however, that the purchase price of the Offer may not be increased to an amount that is greater than 115% of the purchase price of the Competing Offer at the time of any such increase. If the purchase price of the Offer is increased pursuant to this Section 2(c) of Article IV, then, within one Business Day of the receipt of the Capital Call Notice relating to the Offer pursuant to
Section 6 of Article VII, Riverdale, on behalf of all Riverdale Members, may elect not to fund the Riverdale Members' pro rata share of the Offer Call amount specified in such Capital Call

Notice, in which event the Company shall be required to Effect a Redemption with respect to the Icahn Group.

     (d) If (i) a Competing Offer has been Commenced, (ii) Riverdale (on behalf of all Riverdale Members) proposes in writing to Insignia (on behalf of all Insignia Members) to increase the purchase price of the Offer to a price that is at least equal to, but not greater than 115% of, the purchase price of the Competing Offer, and (iii) Insignia does not agree within two Business Days after Riverdale's request to increase the purchase price of the Offer, then the Company shall continue to make the Offer on unchanged terms and Riverdale may elect within two Business Days following the expiration of the two Business Day period referred to in the foregoing clause (iii) to require the Company to Effect a Redemption in respect of the Icahn Group, in which case all members of the Icahn Group will continue to be subject to the provisions of Section 1 of this Article IV. If Insignia agrees to the increase in the purchase price of the Offer proposed by Riverdale within such two Business day period, then the Manager shall take such action as is reasonably necessary to amend the Offer and effect such price increase.

     (e) IFGP Corporation, which is an Affiliate of Insignia, will be retained to act as depositary (the "Depositary") for the Offer. For its services, the Company will pay the Depositary a base fee not to exceed $1,000, plus a fee per assignment of partnership interest processed not to exceed $5.00 per piece. In addition, the Depositary will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the Offer. It is understood and agreed, however, that the aggregate amount to be paid to the Depositary pursuant to this
Section 2(e) shall not exceed $10,000.

     Section 3. Future Purchases of Units by the Company and Members.

     (a) Tender Offers.

          (i) If a Competing Offer has been Commenced and if within 48 hours of the Closing Date the Manager determines that the Company should make a Follow-up Offer, then (1) within 48 hours of the Closing Date the Company shall provide Riverdale with a Follow-up Offer Notice, and (2) within three Business Days after the Closing Date the Company shall Commence a Follow-up Offer; provided, however, that if the Competing Offer is withdrawn prior to the Commencement of the Follow-up Offer, then the Company shall not Commence a Follow-up Offer. If the Company makes a Follow-up Offer in accordance with the preceding sentence, then, by written notice to the Company given on or prior to the next Business Day following the date of receipt by Riverdale of a Capital Call Notice relating to such Follow-up Offer pursuant to Section 6 of Article VII, Riverdale, on behalf of all Riverdale Members, may elect not to fund the Riverdale Members' pro rata share of the Offer Call amount specified in such Capital Call Notice, in which event the Company shall be required to Effect a Redemption with respect to the Icahn Group. Immediately following the date on which the Company accepts for payment Units validly tendered pursuant to the Follow-up Offer, the Company shall take all actions as are necessary for it to be admitted to the Partnership as a substitute Limited Partner with respect to all such Units accepted for payment.

          (ii) If a Future Hostile Offer is Commenced and if within five Business Days of the date on which the Future Hostile Offer is Commenced the Manager determines that the Company should make a Responsive Offer, then (1) within such five Business Day period the Company shall issue a press release (which may omit information relating to the number of Units to be tendered for, the purchase price of the Responsive Offer and any other information counsel to the Company deems necessary in order to prevent the issuance of such press release from constituting the Commencement of a Tender Offer under Rule 14d-2 of the Exchange Act) announcing the Company's intention to make a Responsive Offer, (2) within two Business Days following the issuance of such press release the Company shall provide Riverdale with a Responsive Offer Notice, and (3) the Company shall Commence a Responsive Offer within ten Business Days of the date on which the Future Hostile Offer is Commenced; provided, however, that if the Future Hostile Offer is withdrawn prior to the Commencement of the Responsive Offer, then the Company shall not Commence a Responsive Offer. If the Company makes a Responsive Offer, then, by written notice to the Company given on or prior to the next Business Day following the date of receipt by Riverdale of a Capital Call Notice relating to such Responsive Offer pursuant to Section 6 of Article VII, Riverdale, on behalf of all Riverdale Members, may elect not to fund the Riverdale Members' pro rata share of the Offer Call amount specified in such Capital Call Notice, in which event the Company shall be required to Effect a Redemption with respect to the Icahn Group. Immediately following the date on which the Company accepts for payment Units validly tendered pursuant to the Responsive Offer, the Company shall take all actions as are necessary for it to be admitted to the Partnership as a substitute Limited Partner with respect to all such Units accepted for payment.

          (iii) If (1) the Company does not provide Riverdale with a Follow-up Offer Notice within the 48 hour period referred to in clause (a)(i)(1) of this Section 3, (2) the Company does not Commence a Follow-up Offer within three Business Days after the Closing Date (other than as a result of the fact that the Competing Offer was withdrawn), (3) the Company does not issue a press release announcing the Company's intention to make a Responsive Offer within five Business Days following the date on which a Future Hostile Offer is Commenced, or (4) the Company does not Commence a Responsive Offer (other than as a result of the fact that the Future Hostile Offer was withdrawn within ten Business Days of the date on which a Future Hostile Offer is Commenced), then, in any such case, the Company shall not make a Follow-up Offer or a Responsive Offer, as the case may be, and the Riverdale Members shall be permitted to Commence a Qualifying Offer prior to the withdrawal or expiration of the Competing Offer or within fifteen Business Days of the date on which the Future Hostile Offer is Commenced (but prior to the withdrawal of such Future Hostile Offer), as the case may be; provided, however, that if clause (2) or clause (4) gives rise to the right to make a Qualifying Offer, then the Insignia Members also shall be permitted to make a Qualifying Offer if the reason that the Company did not Commence a Follow-up Offer within two Business Days after the Closing Date or a Responsive Offer within ten Business Days after the Commencement of the Future Hostile Offer, as the case may be, was outside the control of the Company, the Manager, and any member of the Insignia Group. The Company shall promptly provide a Member who makes a Qualifying Offer with all information relating to the Company reasonably requested by such Member in connection with such Qualifying Offer.

          (iv) Immediately following the date on which the Member of Members making a Qualifying Offer accepts for payment Units validly tendered pursuant to such Qualifying Offer, the Company shall take all actions as are necessary for it to be admitted to the Partnership as a substitute Limited Partner with respect to all Units purchased by such Member or Members (and registered in the record name of the Company) pursuant to the Qualifying Offer.

          (v) The Company shall take all action reasonably necessary to ensure that any distribution received by the Company in respect of any Units purchased pursuant to a Qualifying Offer and registered in the record name of the Company as a result of a Qualifying Offer is received by the Member or Members for whom the Company is the nominee with respect to such Units as promptly as practicable after receipt thereof by the Company.

          (vi) The Company and the Members covenant and agree that other than as provided in (i), (ii) and (iii) above, none of the Company, the Members or any of their respective Affiliates may Commence a Tender Offer for Units after the expiration of the Offer.

     (b) Negotiated Purchases.

          (i) Without the consent of Riverdale, the Company may make a Negotiated Purchase provided each of the following conditions are met:

               (1) the number of Units purchased by the Company in the Negotiated Purchase, together with all other Units purchased by the Company in prior Negotiated Purchases, does not exceed 10% of the total number of Units purchased by the Company pursuant to the Offer and any subsequent Tender Offer for Units by the Company; and

               (2) the price per Unit paid by the Company in the Negotiated Purchase does not exceed 72.5% of the Net Asset Value.

          (ii) The Company may make a Negotiated Purchase that does not satisfy the criteria set forth in clauses (1) and (2) of (i) above if Riverdale consents to such Negotiated Purchase.

          (iii) If Riverdale provides an Unrestricted Purchase Notice to the Company and the Manager does not consent to the proposed Negotiated Purchase that is the subject of the Unrestricted Purchase Notice within three days of the date the Unrestricted Purchase Notice is received, then the Riverdale Members shall be permitted to make a Qualified Purchase. The Company shall take all action reasonably necessary to ensure that any distribution received by the Company in respect of any Units registered in the record name of the Company pursuant to this Section 3(b)(iii) is received by the Riverdale Members for whom the Company is the nominee with respect to such Units as promptly as practicable after receipt thereof by the Company.

          (iv) If Riverdale provides a Restricted Purchase Notice to Insignia and Insignia does not consent in writing to the proposed Negotiated Purchase by the Company that is the subject of the Restricted Purchase Notice within three days of the date the Purchase Notice is received, then the Riverdale Members shall be permitted to make a Qualified Purchase. The Company shall take all action reasonably necessary to ensure that any distribution received by the Company in respect of any Units registered in the record name of the Company pursuant to this Section 3(b)(iv) is received by the Riverdale Member or Riverdale Members for whom the Company is the nominee with respect to such Units as promptly as practicable after receipt thereof by the Company.

          (v) If Insignia provides a Restricted Purchase Notice to Riverdale and Riverdale does not consent in writing to the proposed Negotiated Purchase by the Company that is the subject of the Restricted Purchase Notice within three days of the date the Purchase Notice is received, then the Insignia Members shall be permitted to make a Qualified Purchase. The Company shall take all action reasonably necessary to ensure that any distribution received by the Company in respect of any Units registered in the record name of the Company pursuant to this Section 3(b)(v) is received by the Insignia Member or Insignia Members for whom the Company is the nominee with respect to such Units as promptly as practicable after receipt thereof by the Company.

     Section 4. Members' Review of Offer Documents. Each Member shall have the right to review in a timely manner all of the Offer Documents and to comment upon the Offer Documents, which comments shall be given due consideration by the Manager. If a Riverdale Member requests that the Manager modify or add disclosure in the Offer Documents relating to such Riverdale Member and the Manager does not modify or add such disclosure as requested, then the indemnity obligations of such Riverdale Member under Article VIII of this Agreement shall not apply to any loss, claim, damage or liability that results from the Manager's failure to make such requested modification or addition.

     Section 5. Public Announcements. Subject to the requirements of applicable law, rule, regulation or order, no Member shall make any public announcement with respect to the Offer or any of the transactions or events incidental to the commencement, continuance or consummation of the Offer without the prior written consent of the other Members, which consent shall not be unreasonably withheld or delayed, provided that, to the extent disclosure is required by law, rule, regulation or order, each Member shall use reasonable efforts, consistent with its legal obligations, to submit the form of proposed disclosure to the other Members and permit the other Members a reasonable opportunity to comment thereon prior to publication.

     Section 6. Litigation.

     (a) All litigation which in any way arises out of or relates to the Offer or any other purchase of Units by the Company, whether pursuant to a Tender Offer or in a Negotiated Purchase, shall be exclusively controlled by the Manager, including the selection of counsel for the Company and the Members (which counsel shall be reasonably acceptable to all Members), and all costs and expenses related to that litigation, including costs of settlement, shall be paid by the Company; provided, however, that any Member may retain its own counsel at its own expense and, if such Member so elects, may be represented by its own counsel in any such litigation and may control any aspect of such litigation relating solely to such Member and its Affiliates (other than the Company). The foregoing provisions shall apply notwithstanding that the defendants in the litigation are Persons other than the Company or its Members. Under no circumstances will the Manager or the Company agree to any settlement of litigation unless as part of that settlement each Member and all of their respective Affiliates named as defendants receive unconditional releases of liability.

     (b) If within 10 days after being advised of the terms of any litigation settlement Riverdale objects to the settlement and the Manager declines to modify the terms of that settlement in a manner reasonably acceptable to such objecting Member, then Riverdale may elect to require the Company to Effect a Redemption with respect to the Icahn Group, and the Company and the remaining Members will be fully responsible for all costs and liability associated with the litigation, except only for costs and liabilities for which the Riverdale Members are required to furnish indemnity under Article VIII.

     Section 7. Voting of Partnership Units.

     (a) Subject to the provisions of (b) below, (i) the Company Units shall be voted (or waivers or written consents in respect thereof shall be executed) by the Company as directed by the Members in proportion to their respective interests in the Company, and (ii) the Member Units shall be voted (or waivers or written consents in respect thereof shall be executed) as directed by the Person or Persons for whom the Company is the nominee with respect to such Units.

     (b) Subject to the provisions of Section 5(b)(v)(4)(C) of Article VII, until a Buy/Sell Closing occurs, and unless Insignia is in material default hereunder, the Company Units and the Member Units shall be voted as directed by the Manager:

          (i) on any proposal to remove the General Partner or any proposal that in any way adversely alters the rights, authority or obligations of the General

     Partner, or to reduce any compensation payable to the General Partner or Affiliate of Insignia;

          (ii) on any proposal to cause the Partnership to engage in an Extraordinary Transaction; provided, however, that if such proposal is a Third Party Proposal or is proposed by a general partner of the Partnership (other than the General Partner) and such proposal does not result in a Buy/Sell Trigger exercisable by Riverdale on behalf of the Icahn Group, then the Company Units shall be voted against the Third Party Proposal or such proposal by a general partner and Insignia shall, and shall cause its Affiliates (other than the General Partner) to, take such action as is reasonably necessary under the circumstances to defeat such Third Party Proposal or such proposal by a general partner; and

          (iii) on any proposal made by the General Partner of the Partnership.

                                    ARTICLE V
                                     MEMBERS

     Section 1. Place of Meetings. Meetings of the Members of the Company shall be held at such place, either within or without the state of Delaware, as may from time to time be designated by the Manager and stated in a notice of meeting or in a duly executed waiver of notice thereof.

     Section 2. Annual Meeting. An annual meeting of the Members of the Company for the election of the Manager and for the transaction of such other business as may properly come before the meeting shall be held annually at such time as may be designated by the Manager and stated in the notice of meeting or waiver of notice thereof.

     Section 3. Special Meetings. Special meetings of the Members, to be held for such purpose or purposes as may be specified in the notice of meeting, may be called by the Manager or by any Member.

     Section 4. Notice of Meetings; Waiver.

     (a) Written notice of the date, hour, place and purpose or purposes of every meeting of Members shall be delivered as provided in Section 9 of Article X by the Manager (in the case of an annual meeting) or by the Member calling the meeting (in the case of a special meeting), or by such person as the foregoing may designate to perform this duty, not more than 60 days nor less than five days before the meeting, to each Member of record entitled to vote at such meeting.

     (b) Notwithstanding the provisions of Section 4(a) of this Article V, each person who is entitled to notice of any meeting of Members shall be deemed to have waived such notice if the Member attends such meeting in person or by proxy, or if the Member, before or after the meeting, submits a signed waiver of such notice to the Company. When a meeting of Members is adjourned to another time and place, unless the Manager after the adjournment shall fix a new record date for such adjourned meeting or the adjournment is for more than 30 days, notice of such adjourned meeting need not be given if the time and place to which such meeting has been adjourned was announced at the meeting at which the adjournment was taken.

     Section 5. Quorum. Unless otherwise required by law or the provisions of the Certificate of Formation, the presence of the holders of record, in person or represented by proxy, of 100% of the units of common membership interest of the Company ("Shares") entitled to vote thereat shall be necessary to constitute a quorum for the transaction of business at any meeting of Members. Shares owned by the Company, or held in its treasury, if any, shall not be deemed outstanding for this purpose. In the absence of a quorum at any such meeting or any adjournment or adjournments thereof, a majority in voting interest of those present in person or represented by proxy may adjourn such meeting from time to time until a quorum is present thereat. At any adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

     Section 6. Voting; Proxies.

     (a) Each Member shall be entitled to one vote for each Share held in its name according to the membership interest ledger of the Company and may vote either in person or by proxy with respect to any matter submitted to a vote of the Members. Every proxy must be in writing and executed by the Member or by his duly authorized attorney-in-fact, in which case the Company may request the delivery of the original power of attorney as a condition of honoring such proxy. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the company receives written notice to the contrary from any one of such persons. No proxy shall be valid after a period of three years from the date thereof unless otherwise provided in such proxy.

     (b) The following actions shall require the unanimous approval of all
Members: (i) authorization and sales of additional Shares or other rights or interests in the Company; and (ii) amendments to the Certificate of Formation or to this Agreement. In addition, all other actions not specifically contemplated by this Agreement to be taken by the Manager or the Company shall require the unanimous approval of all Members, and no Member (other than Insignia acting in its capacity as Manager pursuant to the express terms of this Agreement) shall have the authority to or shall take any action on behalf of the Company without the written approval of all Members. Unless demanded by a Member present in person or represented by proxy at any meeting of the Members and entitled to vote thereat, the vote thereat may be by voice vote and need not be by ballot. Upon a demand by any such Member for a vote by ballot on any question, or at the direction of such chairman that a vote by ballot be taken on any question, such vote shall be taken. On a vote by ballot each ballot shall be signed by the Member voting, or by his proxy as such if there be such proxy, and it shall show the number of Shares voted by such Member or proxy.

     Section 7. Consent of Members in Lieu of Meeting. Any action permitted or required to be taken by vote at any meeting of the Members may be taken without a meeting upon the receipt by the Company of the written consent of all Members entitled to vote thereon; provided, that such written consent shall set forth the action so consented to.

     Section 8. Continuation on Withdrawal of a Member. The Company's existence will automatically terminate 90 days following the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any event which terminates the continued membership of a Member in the Company (each, a "Withdrawal"), unless there are at least two remaining Members and the remaining Members agree to continue the Company by unanimous written consent within 90 days after the Withdrawal of a Member. In order to permit the continuation of the Company's existence in the event only one Member would otherwise be remaining, additional Shares may be issued to any Person approved by such remaining Member so that there are two Members to make the election contemplated in the preceding sentence. In the event of a Withdrawal of a Member, other than a Withdrawal resulting from a transfer of Shares permitted by
Section 5 of Article VII, the Company may elect to Effect a Redemption with respect to the Member Group of which such Member is a member.

                                   ARTICLE VI
                                     MANAGER

     Section 1. Number and Powers.

     (a) There shall be only one Manager of the Company, and the affairs of the Company shall be managed by the Manager to the limited extent specifically contemplated in this Agreement. The Members hereby agree that the initial Manager shall be Insignia.

     (b) The Manager shall hold office until the expiration of his term and the election and qualification of his successor. The powers of the Manager shall be limited to those contemplated by this Agreement.

     Section 2. Election and Qualifications. So long as any member of the Insignia Group Beneficially Owns any Shares, the Manager shall be elected by Insignia; thereafter the Manager shall be elected by a majority of the votes cast at a meeting of the Members duly called and held. Except as provided in
Section 1 and Section 3 of this Article VI, the Manager shall be elected at the Annual Meeting of Members to hold office until the next Annual Meeting of Members and until his successor has been elected and shall have qualified. The Manager must be at least eighteen years of age.

     Section 3. Vacancies. Any vacancy in the position of Manager, whether caused by resignation, death, disqualification, or removal of the Manager or otherwise, may be filled as provided in the first sentence of Section 2 of this
Article VI.

     Section 4. Resignation or Removal. The Manager may resign at any time and such resignation shall take effect upon receipt thereof by the Members unless otherwise specified in the resignation. The Manager may be removed either (i) by vote of a majority of the Shares owned by Members entitled to elect or designate such Manager, with or without Cause, or (ii) by vote of 50% of the outstanding Shares, for Cause. For purposes of this Agreement, "Cause" shall be defined as (i) fraud, dishonesty or willful misconduct, (ii) the commission of theft, embezzlement, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company or its employees or (iii) conviction of a felony.

     Section 5. Compensation. The Manager may receive compensation for services to the Company only to the extent approved by all Members.

                                   ARTICLE VII
              CONTRIBUTIONS OF CAPITAL; SHARES; TRANSFERS OF SHARES

     Section 1. Contributions. Each Member shall contribute to the Company the amount of cash set forth on Schedule I to this Agreement (the "Initial Contribution") in exchange for the number of Shares set forth opposite each Member's name on Schedule I. As set forth in Section 6 of this Article VII, Members will be required from time to time to make additional capital contributions.

     Section 2. Share Certificates. Every holder of Shares in the Company shall be entitled to have a certificate or certificates which represents and certifies the number, kind and class of Shares owned by each such holder of Shares in the Company. Certificates for fractional Shares shall not be issued. Each membership interest certificate shall include on its face the name of the Company, the name of the Member or other person to whom it is issued, the class of membership interest and the number of Shares represented by the certificate. It shall be in such form, not inconsistent with the Act, the Certificate of Formation or this Agreement, as shall have been approved by the Manager. Each membership interest certificate shall be signed by the Manager. In case the Manager who has signed a certificate shall have ceased to be the Manager before such certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if the Manager had not ceased to be such as of the date of its issue.

     Section 3. Authorized Shares. The total number of Shares which the Company shall have authority to issue is 1,000 (one-thousand), of which all Shares shall be units of common membership interest.

     Section 4. Issue, Transfer and Registration of Certificates. Shares shall be transferred on the books of the Company only by the surrender to the Company of the certificate representing such Shares properly endorsed or accompanied by a written assignment of such Shares or by a written power of attorney to sell, assign, or transfer such Shares, properly executed, with necessary transfer stamps affixed, and with such proof that the endorsement, assignment or power of attorney is genuine and effective as the Manager may reasonably require. Except as may be otherwise required by law, the Company shall be entitled to treat the record holder of Shares as shown on its books as the owner of such for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such Shares, until the Shares have been transferred on the books of the Company in accordance with the requirements of this Agreement. It shall be the duty of each Member to notify the Company of its post office address.

     Section 5. Transfers of Shares.

     (a) Voluntary Transfers.

          (i) Except as otherwise provided in this Agreement, no Member and no transferee of a Member's Shares may directly or indirectly sell, assign, transfer, exchange, encumber or otherwise dispose of Beneficial Ownership of any Shares or any interest therein now held or hereafter acquired by a Member; provided, however, that (1) any Member may transfer Shares to another Member; (2) any Member may transfer Shares another member of such Member's Member Group who agrees in a written amendment to this Agreement to become a Member and thus be bound by the provisions of this Agreement, provided that any such transfer does not result in a reduction in the indirect Beneficial Ownership by IFG of the Insignia Shares or by Icahn of the Riverdale Shares, as the case may be; and (3) transfers of interests in an entity that Beneficially Owns Shares shall not constitute assignments or transfers of Shares in violation of this provision, provided that any such transfer does not result in a reduction in the indirect Beneficial Ownership by IFG of the Insignia Shares or by Icahn of the Riverdale Shares, as the case may be; and further provided that notwithstanding anything to the contrary in this Agreement, (x) no direct or indirect transfer of Shares by any Person shall be deemed to occur by reason of any direct or indirect transfer of the capital stock or other security of Insignia, including without limitation any transfer of the capital stock or other security of Insignia pursuant to a merger, consolidation or other extraordinary corporate transaction to which Insignia or any of its subsidiaries is a party, and (y) it is expressly understood and agreed by the Members that nothing in this Agreement shall prohibit any Shares that are Beneficially Owned by a Member from being pledged to collateralize or otherwise support general corporate obligations of such Member or its Affiliates existing on the Effective Date or incurred during the term of this Agreement, in either case in the ordinary course of business, but that the foregoing shall not relieve any Member from its obligation to fully perform its undertakings in this Agreement.

          (ii) A transfer that would otherwise be prohibited by paragraph (i) of this Section 5(a) nonetheless may be effected by a member of the Insignia Group if at least 16 but not more than 60 days prior to the date of such transfer Riverdale receives an Insignia Transfer Notice; provided, however, that if Riverdale properly exercises its Buy/Sell Right in respect of such Insignia Transfer Notice as provided in Section 5(b) of this Article VII, then such transfer may not be consummated until after the Buy/Sell Closing has occurred.

          (iii) A transfer that would otherwise be prohibited by paragraph (i) of this Section 5(a) nonetheless may be effected by a member of the Icahn Group if at least 16 but not more than 60 days prior to the date of such transfer Insignia receives a Riverdale Transfer Notice; provided, however, that if Insignia properly exercises its Buy/Sell Right in respect of such Riverdale Transfer Notice as provided in Section 5(b) of this Article VII, then such transfer may not be consummated until after the Buy/Sell Closing has occurred.

     (b) Buy/Sell Provisions.

          (i) Buy/Sell Triggers. Each of the following events constitutes a Buy/Sell Trigger:

               (1) the expiration of a 10-day period following the filing by the Partnership with the Commission of each Annual Report on Form 10-K or 10-KSB, beginning with the Report for the Partnership's fiscal year ending in 1996; provided that if for any reason the Partnership is not required to file an Annual Report on Form 10-K or 10-KSB with the Commission, then for purposes of this Buy/Sell Trigger the Company shall be deemed to have filed such Report on the 90th day following the last day of the applicable fiscal year of the Partnership; and further provided that if the Partnership is required to file an Annual Report with the Commission but does not timely file such Report (including any applicable extension under Rule 12b-25 under the Exchange Act), then for purposes of this Buy/Sell Trigger the Company shall be deemed to have filed such Report on the 105th day following the last day of the applicable fiscal year of the Partnership;

               (2) the giving of a notice (an "Objection Notice") by Riverdale to Insignia to the effect that Riverdale opposes (x) any proposal made by the General Partner or any member of the Insignia Group that is to be submitted to a vote of the Limited Partners (whether such vote is to be taken at a meeting or by written consent) or (y) any Third Party Proposal or any proposal by a general partner of the Partnership (other than the General Partner) with respect to which the General Partner does not take a neutral position or recommend that Limited Partners vote against, which Objection Notice must be given by Riverdale not later than the 15th day after Insignia first gives Riverdale written notice of the proposed vote (which written notice shall be given by Insignia as promptly as practicable); provided, however, that no Buy/Sell Trigger shall be deemed to have occurred if, within 15 days after receipt by Insignia of an Objection Notice from Riverdale, the proposal that is the subject matter of the Objection Notice is withdrawn; and further provided that the giving of an Objection Notice shall result in a Buy/Sell Right exercisable only by Riverdale on behalf the Icahn Group;

               (3) the expiration of a Responsive Offer; provided, however, that the expiration of a Responsive Offer shall result in a Buy/Sell Right exercisable only by Riverdale on behalf the Icahn Group;

               (4) a Third Party Proposal Trigger; provided, however, that a Third Party Proposal Trigger shall result in a Buy/Sell Right exercisable only by Riverdale on behalf the Icahn Group;

               (5) the receipt by Riverdale of an Insignia Transfer Notice; provided, however, that the receipt by Riverdale of an Insignia Transfer Notice shall result in a Buy/Sell Right exercisable only by Riverdale on behalf of the Icahn Group;

               (6) the receipt by Insignia of a Riverdale Transfer Notice; provided, however, that the receipt by Insignia of a Riverdale Transfer Notice shall result in a Buy/Sell Right exercisable only by Insignia on behalf of the Insignia Group;

               (7) the occurrence of a material default by an Insignia Member under this Agreement, which default continues uncured or unwaived for a period of 15 consecutive days; provided, however, that such default shall result in a Buy/Sell Right exercisable only by Riverdale on behalf the Icahn Group; and

               (8) the occurrence of a material default by a Riverdale Member under this Agreement, which default continues uncured or unwaived for a period of 15 consecutive days; provided, however, that such default shall result in a Buy/Sell Right exercisable only by Insignia on behalf the Insignia Group.

          (ii) Buy/Sell Elections.

               (1) Within 15 days after any Buy/Sell Trigger that results in a Buy/Sell Right exercisable by Riverdale, Riverdale may exercise its Buy/Sell Right by delivering a Riverdale Buy/Sell Notice to Insignia; provided, however, that if the Company has purchased Units pursuant to a Responsive Offer within the six-month period immediately preceding the date of any Buy/Sell Trigger and the number of Units purchased by the Company pursuant to the Responsive Offer exceeds 10% of the number of Units owned by the Company immediately prior to the expiration of the Responsive Offer, then for purposes of this paragraph the date of such Buy/Sell Trigger will deemed to be the date that is 186 days following the date on which Units are paid for by the Company pursuant to the Responsive Offer.

               (2) Within 15 days after any Buy/Sell Trigger that results in a Buy/Sell Right exercisable by Insignia, Insignia may exercise its Buy/Sell Right by delivering an Insignia Buy/Sell Notice to Riverdale; provided, however, that if the Company has purchased Units pursuant to a Responsive Offer within the six-month period immediately preceding the date of any Buy/Sell Trigger and the number of Units purchased by the Company pursuant to the Responsive Offer exceeds 10% of the number of Units owned by the Company immediately prior to the expiration of the Responsive Offer, then for purposes of this paragraph the date of such Buy/Sell Trigger will deemed to be the date that is 186 days following the date on which Units are paid for by the Company pursuant to the Responsive Offer.

               (3) Notwithstanding the foregoing, Insignia shall not be entitled to give an Insignia Buy/Sell Notice if Insignia has already received a Riverdale Buy/Sell Notice, and Riverdale shall not be entitled to give a Riverdale Buy/Sell Notice if Riverdale has already received an Insignia Buy/Sell Notice.

               (4) If a Buy/Sell Notice is not received within the applicable 15-day period specified above following a particular Buy/Sell Trigger, then no Buy/Sell Right shall be exercisable in respect of such Buy/Sell Trigger.

          (iii) Buy/Sell Process.

               (1) Not later than the 15th day after the Buy/Sell Notice Date (or the eighth day in the case of a Buy/Sell Notice given pursuant to a Buy/Sell Trigger described in Section 5(b)(i)(2), (3), (4) or (5)) (the "Response Date"), the Noticed Member shall irrevocably notify the Offering Member in writing whether the Noticed Member (A) has elected to buy Shares and Member Units Beneficially Owned by each member of the Offering Group pursuant to the Buy/Sell Notice, or (B) has elected, on behalf of each member of the Noticed Group, to sell Shares and Members Units Beneficially Owned by each member of the Noticed Group pursuant to the Buy/Sell Notice.

               (2) If the Noticed Member fails to give that notice by the Response Date, the Noticed Member will be deemed to have elected, on behalf of each member of the Noticed Group, to sell Shares and Member Units Beneficially Owned by each member of the Noticed Group.

               (3) If the Noticed Member gives (or is deemed to have given) notice to the Offering Member that the Noticed Group has elected to sell Shares and Member Units pursuant to (1) or (2) above, then the Offering Member shall be obligated to purchase from each member of the Noticed

          Group (and each member of the Noticed Group shall be obligated to sell to the Offering Member) all Shares Beneficially Owned by each member of the Noticed Group at a price per Share equal to the Buy/Sell Price and all Member Units with respect to which the Company is the nominee for each such member of the Noticed Group at a price per Member Unit equal to the Imputed Unit Price.

               (4) If the Noticed Member gives notice to the Offering Member that the Noticed Group has elected to buy Shares and Member Units pursuant to (1) above, then each member of the Offering Group shall be obligated to sell to the Noticed Member (and the Noticed Member shall be obligated to purchase from each member of the Offering Group), all Shares Beneficially Owned by each such member of the Offering Group at a price per Share equal to the Buy/Sell Price and all Member Units with respect to which the Company is the nominee for each such member of the Noticed Group at a price per Member Unit equal to the Imputed Unit Price.

          (iv) Buy/Sell Closings. The closing (a "Buy/Sell Closing") of any sale or sales of Shares and Member Units required by the exercise of a Member's Buy/Sell Right shall take place at the principal offices of the Company at 10:00 a.m., local time, on the first Business Day which is 30 days after the Buy/Sell Notice Date (or such earlier Business Day as the buyer of Shares and Member Units specifies on not less than two Business Days prior written notice to the seller(s) or such later Business Day as the buyer and the seller(s) shall mutually agree to). At the Buy/Sell Closing, the seller(s) will execute and deliver such documents as may be required by the buyer to evidence the sale and transfer of the seller's(s') entire interest in their Shares and Member Units, to be sold free and clear of all liens and encumbrances whatsoever, and the buyer will pay the Buy/Sell Purchase Price in immediately available funds. In addition, each Person selling or purchasing Shares and/or Member Units at the Buy/Sell Closing shall execute and deliver an instrument acknowledging, representing and warranting to the other parties that such Person (a) made its purchase or sale decision on a fully informed basis, (b) had full access to the books and records of the Company and the Partnership prior to making its decision, (c) had ample opportunity to ask questions of the management of the Company and the Partnership prior to making its decision and received satisfactory answers to those questions, and (d) did not rely on any representation of any other Person in making its decision.

          (v) GP Transfer Provisions.

               (1) Once a Buy/Sell Notice has been received by either Insignia or Riverdale, Insignia will not, and will not cause or permit any Member of the Insignia Group to, take any action, or fail to take any reasonable action, intended to alter adversely the rights, authority or obligations of the General Partner in any way. After a Buy/Sell Closing in which the members of the Insignia Group are sellers, upon written request from Riverdale, Insignia shall, and shall cause the members of the Insignia Group to, cause the GP Interest to be held by a single-asset corporation (which may be Davidson Diversified Properties, Inc.) so that, if Riverdale so elects, Insignia may transfer or cause to be transferred to Riverdale or its designee the GP Stock instead of the GP Interest at the GP Transfer Closing; provided, however, that (x) Insignia and its Affiliates shall not be required to spend more than nominal sums to effect such ownership structure, and (y) Riverdale shall fully and unconditionally indemnify and hold harmless Insignia and IFG and their respective controlling persons, Affiliates, officers, directors and employees from and against any and all loss, liability or damage, in each case arising out of any claim, whether for breach of contract, breach of fiduciary duty or otherwise, by the Partnership or any partner or former partner thereof, in its capacity as such, that any of them may incur by reason of the transfer of the GP Stock to Riverdale or its designee or any of the transactions required to facilitate or incidental to such transfer.

               (2) If Insignia notifies (or is deemed to have notified) Riverdale that the Insignia Group has elected to sell Shares and Member Units pursuant to Section 5(b)(iii)(1) or (2) above or if any member of the Insignia Group is a seller at the Buy/Sell Closing, then from and after the date of such notice (or deemed notice) or Buy/Sell Closing Riverdale may exercise the GP Transfer Option by delivering a GP Exercise Notice to Insignia.

               (3) The closing of the GP Transfer (the "GP Transfer Closing") shall take place at the principal offices of Insignia at 10:00 a.m., local time, on the first Business Day which is 30 days after the receipt by Insignia of the GP Exercise Notice, in the event that neither the Vote Requirement nor the Debt Requirement (each as defined below) is applicable, otherwise the GP Transfer Closing will take place as soon as practicable after the Vote Requirement is satisfied and/or the Debt Requirement is satisfied, waived by Riverdale or otherwise eliminated; provided, however, that if Riverdale delivers the GP Exercise Notice to Insignia at least 20 days prior to the Buy/Sell Closing pursuant to Section 5(b)(iv) and if neither the Vote Requirement nor the Debt Requirement is applicable, then the GP Transfer Closing shall take place simultaneously with the Buy/Sell Closing. At the GP Transfer Closing, Insignia or its Affiliate will execute and deliver such documents as may be required by Riverdale to evidence the sale and transfer of Insignia's entire interest in the GP Interest or the GP Stock, as the case may be, to Riverdale or its designee, to be sold free and clear of all liens and encumbrances whatsoever, and Riverdale will pay the GP Purchase Price in immediately available funds. In addition, each Person who is a party to the GP Transfer transaction shall execute and deliver an instrument acknowledging, representing and warranting to the other parties that such Person (a) made its purchase or sale decision on a fully informed basis, (b) had full access to the books and records of the Company and the Partnership prior to making its decision, (c) had ample opportunity to ask questions of the management of the Partnership prior to making its decision and received satisfactory answers to those questions, and (d) did not rely on any representation of any other Person in making its decision. Also at the GP Transfer Closing, Insignia and IFG, on the one hand, and Riverdale and Highcrest, on the other hand, shall enter into an agreement by which: (i) Riverdale and Highcrest agree to indemnify Insignia and IFG and their respective controlling persons, Affiliates, officers, directors and employees from and against any and all loss, liability or damage any of them may incur by reason of (x) findings that in light of the conduct of the General Partner following the GP Transfer Closing, the GP Transfer breached the fiduciary duties of Insignia or any of its Affiliates or otherwise was unlawful or (y) the activities of the General Partner or the Partnership after the GP Transfer Closing; and (ii) Insignia and IFG agree to indemnify the Riverdale and Highcrest and their respective controlling persons, Affiliates, officers, directors and employees from and against any and all loss, liability or damage any of them may incur by reason of the activities of the General Partner before the GP Transfer Closing (other than in respect of any claim for which Riverdale is required to indemnify Insignia and IFG and their respective controlling persons, Affiliates, officers, directors and employers pursuant to Section 5(b)(v)(1) of this Article VII).

               (4) If the GP Transfer would result in an acceleration of a material amount of the Partnership's mortgage or other debt obligations and/or the incurrence of prepayment premiums (a "Debt Requirement") or would require a vote of the Limited Partners (a "Vote Requirement"), then:

                    (A) Insignia will, and will cause its Affiliates to, use
               commercially reasonable efforts to facilitate the elimination or waiver of the Debt Requirement and/or to obtain the satisfaction of the Vote Requirement, as applicable, and without limiting the generality of the foregoing will (subject to its fiduciary obligations) vote all of the GP Units in a manner reasonably required to facilitate the GP Transfer.

                    (B) Until the GP Transfer Closing and except as otherwise
               provided above, the General Partner and its Affiliates will continue to perform the same functions and receive the same compensation for and from the Partnership as before the Closing and will take no action to diminish the rights and privileges of the General Partner.

                    (C) Until the GP Transfer Closing occurs, no member of the
               Icahn Group may, singly or as part of a Group, directly or indirectly, through one or more intermediaries or otherwise:

                         (i) make, or in any way participate in, directly or
                    indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange
                    Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 of the Exchange Act) with respect to the Partnership;

                         (ii) initiate, propose or otherwise solicit, directly
                    or indirectly, Limited Partners for the approval of one or more proposals with respect to the Partnership; or

                         (iii) instigate or encourage, directly or indirectly,
                    any Limited Partner or other Third Party to do any of the foregoing;

               if in any such case the purpose or effect of such conduct is or is likely to be (1) to remove the General Partner without payment of the GP Purchase Price, (2) to in any way adversely alter the rights, authority or obligations of a general partner of the Partnership, (3) to reduce the rights, authority or obligations of a general partner of the Partnership, or (4) to reduce any compensation payable to, or increase the obligations of, any general partner of the Partnership or any Affiliate of Insignia; provided, however, that the foregoing shall not prohibit Riverdale from taking any action in order to satisfy the Vote Requirement.

               (5) From and after the date of the GP Transfer Closing and so long as any member of the Icahn Group controls the General Partner, the General Partner shall not elect to defer any amount payable to the General Partner pursuant to Section 11.5 of the Partnership Agreement as permitted by such Section, unless in the opinion of counsel to the General Partner the fiduciary duties of the General Partner require otherwise. In addition, subject to the terms of the immediately following paragraph, from and after the date of the GP Transfer Closing, Riverdale shall pay or cause to be paid to IFG an amount equal to one-hundred percent (100%) of each GP Payment received by the General Partner after the GP Transfer Closing, regardless of whether the General Partner is a member of the Icahn Group at the time any such GP Payment is received by the

          General Partner. Each such payment to IFG shall be paid in immediately available funds within three Business Days following the receipt by the General Partner of the relevant GP Payment. Riverdale agrees, subject to the terms of the immediately following paragraph, that without the written consent of IFG, Riverdale will not, and it will not cause or permit any member of the Icahn Group to, amend Section
          11.5 or 11.6 of the Partnership Agreement in a manner adverse to the General Partner. Riverdale also expressly acknowledges and agrees, subject to the terms of the immediately following paragraph, that in the event Section 11.5 or Section 11.6 of the Partnership Agreement is amended at any time after the GP Transfer Closing in a manner adverse to the General Partner, Riverdale will nonetheless pay or cause to be paid to IFG an amount equal to 100% of any amount that would have been payable to the General Partner pursuant to Section 11.5 or Section
          11.6 of the Partnership Agreement but for such amendment or amendments, such payments to IFG to be paid in immediately available funds within three Business Days following the mailing to the Limited Partners of the payments required to be made to Limited Partners by
          Section 11.5 or Section 11.6 of the Partnership agreement, as the case may be.

               (6) If it is determined by a court of competent jurisdiction that any GP Payment paid to the General Partner after the date of the GP Transfer Closing was made in violation of the Partnership Agreement and such court orders that such GP Payment be returned to the Partnership, then IFG shall, and shall cause the members of the Insignia Group to, return to Riverdale the amount paid to IFG pursuant to this paragraph in respect of such GP Payment, less the amount of the corresponding Donelson Payment, and use commercially reasonable efforts to cause Donelson to return to Riverdale such corresponding Donelson Payment. In addition, if after the GP Transfer Closing the General Partner is removed by a vote (whether such vote is taken at a meeting or by written consent) of the Limited Partners in accordance with the terms of the Partnership Agreement, and provided that the General Partner actively opposes its removal in connection with any such vote, then from and after the effective date of such removal, the provisions of the immediately preceding paragraph shall cease to apply (unless and until any member of the Icahn Group shall again become, or otherwise gain control of, the General Partner, in which case the provisions of the immediately preceding paragraph shall automatically be revived and apply to periods following the date of such occurrence), unless IFG can prove that the Limited Partners had Cause (as such term is defined in Section 4 of Article VI, except that for purposes of this paragraph the definition shall also be deemed to include the taking of (or failure to take) any action which constitutes a breach of the General Partner's fiduciary duties to the Partnership or the Limited Partners) to remove the General Partner. For purposes of determining the foregoing, unless the parties can mutually agree the parties shall submit the issue to binding arbitration for determination, which determination shall be final and binding on all parties for all purposes of this Agreement, with the losing party to pay all reasonable costs incurred by all relevant parties in connection with such arbitration proceeding.

               (7) If the GP Transfer Option exists but the GP Transfer Closing has not occurred within the 18-month period following the date of the Buy/Sell Closing, and within such 18-month period any member of the Icahn Group votes (whether in person, by proxy or by written consent) any Units in favor of a sale of any of the Partnerships properties, then within three business days of the date of the first such vote (the "Vote Date") Riverdale shall pay to IFG, in immediately available funds, an amount equal to the GP Purchase Price (calculated as of the date of the Buy/Sell Closing, except that for the purpose of this calculation, the words "GP Transfer Closing" in the definition of GP Purchase Price contained in Article I hereof shall be deemed to mean the Vote Date). In addition, if the GP Transfer Option exists but the GP Transfer Closing has not occurred by the Substantial Liquidation Date, and provided that the preceding sentence is not applicable, then Riverdale shall pay to IFG within 15 days after the Substantial Liquidation Date an amount in immediately available funds equal to the GP Purchase Price that would be payable under this Article VII if the GP Transfer Closing had taken place on the Substantial Liquidation Date; provided, however, that if Riverdale has made a good faith effort to satisfy the Vote Requirement but the Limited Partners do not approve the transfer of the GP Interest as required by the terms of the Partnership Agreement, then this sentence shall not apply. From and after the date of the payment made pursuant to the first or second sentence of this paragraph (7), (x) Insignia shall pay to Riverdale an amount equal to 50% of the aggregate gross property management fees paid by the Partnership to any member of the Insignia Group following that date, plus 50% of all Covered Fees, and (y) upon the request of Riverdale, Insignia shall, subject to the relevant provisions of paragraphs (1), (3) and (4) of this Section 5(b)(v), cause the GP Interest or the GP Stock to be transferred to Riverdale (or Riverdale's designee) without the payment of any further consideration to Insignia by any Person; provided, however, that if the GP Interest or the GP Stock is transferred pursuant to clause (y), then the provisions of the immediately preceding two paragraphs shall apply from and after the date of such transfer.

               (8) During the term of this Agreement, except for a transfer to Riverdale or its designee as contemplated herein, Insignia will not, and will not cause or permit any of its Affiliates to, directly or indirectly, sell, convey, transfer, assign, pledge or hypothecate the GP Stock or the GP Interest to any Person, other than transfers of the GP Stock to an Affiliate who agrees in writing for the benefit of Riverdale to remain an Affiliate of Insignia; provided, however, that (i) no direct or indirect transfer of the GP Stock or the GP Interest by Insignia or any of its Affiliates shall be deemed to occur by reason of any direct or indirect transfer of the capital stock or other security of Insignia, including without limitation any transfer of the capital stock or other security of Insignia pursuant to a merger, consolidation or other extraordinary corporate transaction to which Insignia or any of its subsidiaries is a party, and (ii) it is expressly understood and agreed by the Members that the foregoing shall not prohibit the GP Stock or the GP Interest from being pledged by Insignia or its Affiliates to collateralize or otherwise support general corporate obligations of Insignia or its Affiliates existing on the Effective Date or incurred during the term of this Agreement, in either case in the ordinary course of business.

     (c) Transfers by Operation of Law. In the event that a Member (i) declares its intention to file a voluntary petition under bankruptcy or insolvency law or files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Member's Shares, and such involuntary petition or assignment or attachment is not discharged within 30 days after the date thereof, or (iii) is subject to a transfer of its Shares by operation of law, then if such Member is a Riverdale Member, Insignia may elect to require the Company to Effect a Redemption with respect to the Icahn Group, and if such Member is an Insignia Member, then Riverdale may elect to require the Company to Effect a Redemption with respect to the Insignia Group.

     (d) Transfers in Violation of this Agreement. If any transfer of Shares or Member Units is made or attempted by any member of the Riverdale Group contrary to the provisions of this Section 5, then Insignia may elect to require the Company to Effect a Redemption with respect to the Icahn Group at any time before or after the transfer; and if any transfer of Shares or Member Units is made or attempted by any member of the Insignia Group contrary to the provisions of this Section 5, then Riverdale may elect to require the Company to Effect a Redemption with respect to the Insignia Group at any time before or after the transfer. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by specific performance or injunctive relief, without proof of irreparable harm and without any need to post a bond.

     (e) Share Certificate Legend. The Company shall cause each certificate issued by the Company evidencing Shares to bear one or more legends intended to assure compliance with applicable federal and state securities laws, together with a restrictive legend substantially as follows:

                  AS PROVIDED IN THE OPERATING AGREEMENT OF
                  THE COMPANY, NONE OF THE SHARES EVIDENCED BY
                  THIS CERTIFICATE MAY BE TRANSFERRED BY THE

                  HOLDER THEREOF EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF THE OPERATING AGREEMENT, INCLUDING WITHOUT LIMITATION THE REQUIREMENT THAT ANY TRANSFEREE OF SHARES AGREES IN WRITING, PRIOR TO THE DATE OF TRANSFER, TO BE BOUND BY THE OPERATING AGREEMENT. ANY TRANSFER OR ATTEMPTED TRANSFER IN VIOLATION OF THE FOREGOING SHALL BE VOID AND OF NO EFFECT.

     Section 6. Capital Calls; Minimum Working Capital Reserve; Redemption of Shares of Defaulting Member.

     (a) The Company may from time to time require Members to make additional contributions to the capital of the Company in amounts and at times the Company reasonably deems necessary, for the purposes of (i) funding the cost of purchasing Units accepted for purchase by the Company pursuant to the Offer, a Follow-up Offer, any Responsive Offer or any Negotiated Purchase (an "Offer Call"), and (ii) funding any other costs, expenses or liabilities of the Company (an "Operating Call") (x) which have been incurred and were permitted to be incurred under this Agreement or (y) which will be incurred within the six months following the date of the Capital Call Notice relating thereto and are permitted to be incurred under this Agreement, in the case of both (x) and (y) in connection with any redemption of Shares by the Company or any of the administrative activities contemplated by Section 2 of Article X. The Company may not make a capital call for any other purpose (including in respect of the Company's indemnification obligations pursuant to Sections 1(a) and 1(b) of
Article VIII) without the consent of all Members. The amounts of such required additional contributions shall be specified in written notices (each a "Capital Call Notice") given to the Members. Each Capital Call Notice shall specify (i) the aggregate amount of capital required to be contributed by all Members; and
(ii) each Member's pro rata share of that amount, which shall be the aggregate amount of additional capital so required multiplied by the percentage which represents the total number of Shares owned of record by a Member divided by the total number of Shares then outstanding; and (iii) a date (not less than two Business Days after the date of a Capital Call Notice relating to an Offer Call, or five Business Days in the case of a Capital Call Notice which relates solely to an Operating Call) by which each Member is to pay the required amount to the Company in immediately available funds. A Capital Call Notice in respect of the Offer Call shall not be sent more than five Business Days before the date the funds are anticipated to be disbursed by the Company.

     (b) The Members agree that the Company shall at all times maintain a working capital reserve (the "Reserve") of not less than $50,000 in cash. If at any time the amount of the Reserve shall fall below $50,000, then the Company shall (i) make an Operating Call in an amount necessary to restore the Reserve to $75,000 and (ii) send a Capital Call Notice to each Member in respect of such Operating Call. The Members shall be required to fund the Operating Call as set forth in paragraph (a) of this Section 6.

     (c) Subject to the provisions of Sections 2(c), 3(a)(i) and 3(a)(ii) of
Article IV (under which the Icahn Group is entitled to receive 100% of the Redemption Amount in the event Riverdale elects to have the Company Effect a Redemption), (i) if a Riverdale Member fails to make a capital contribution pursuant to a Capital Call Notice as and when required, then Insignia may elect to require the Company to Effect a Redemption with respect to the Icahn Group, and (ii) if an Insignia Member fails to make a capital contribution pursuant to a Capital Call Notice as and when required, then Riverdale may elect to require the Company to Effect a Redemption with respect to the Insignia Group.

     Section 7. Qualification of Voters. The Manager may fix a time, not more than 60 nor less then five days prior to the date of any meeting of Members, or prior to the last day on which the consent or dissent of Members may be effectively expressed with respect to any action proposed to be taken without a meeting, as the time as of which Members entitled to notice of, and to vote at such a meeting, or whose consent or dissent is required or may be expressed with respect to any such action, as the case may be, shall be determined, and all persons who were holders of record of voting Shares at such time, and no others, shall be entitled to notice of, and to vote at such meeting, or to express their consent or dissent, as the case may be.

     Section 8. Determination of Members of Record for Other Purposes. The Manager may fix a time, not less than ten days preceding the date fixed for the payment of any dividend or for the making of any distribution or for the delivery of evidences of rights or evidences of interests arising out of any change, conversion, or exchange of Shares, as a record date for the determination of the Members entitled to receive any such dividend, distribution, rights or interests, and in such case only Members on record at the time so fixed shall be entitled to receive such dividend, distribution, rights or interest.

     Section 9. Membership Interest Ledger. The Company shall maintain a membership interest ledger which contains the name and address of each Member of the Company and the number of Shares and the particular class of Shares which the Member holds. The membership interest ledger may be in written form or in any other form capable of producing copies for visual inspection. The original or duplicate of the membership interest ledger shall be kept at the offices of the transfer agent, within or without the state of Delaware, or, if none, at the principal executive office of the Company.

     Section 10. Lost, Destroyed or Mutilated Certificates. Subject to such rules, regulations and procedures as may be determined or set by the Manager, the holder of any certificates representing Shares in the Company shall immediately notify the Company of any loss, destruction or mutilation of such certificate, and the Company may issue a new certificate of membership interest in the place of any certificate theretofore issued by the Company upon the making of an affidavit of that fact by the person claiming the certificate of membership interest to be stolen, lost or destroyed. When authorizing such issue of a new certificate or certificates, the Manager may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and to give the Company a bond, with sufficient surety, to indemnify it against any loss or claim which may arise by reason of the issuance of a new certificate.

     Section 11. Distributions; Surplus. Subject to the provisions of the Certificate of Formation, and to the extent permitted by law, the Manager shall declare and pay dividends on the Shares in the Company out of the income, if any, of the Company at such time and in such amounts as, in his reasonable discretion, the Manager shall deem to be available after establishment or replenishment of reasonable working capital reserves; provided, however, that after (i) the Offer has expired, (ii) all litigation relating to the Offer has been resolved and (iii) all other costs and expenses of the Offer have been paid or duly provided for, the Manager shall declare and pay dividends on the Shares promptly after the receipt by the Company of any cash distributions made by the Partnership in respect of Company Units in the aggregate amount of such distributions received by the Company.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 1. Indemnification of Managers, Officers and Members.

     (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a Manager or officer of the Company (an "Indemnitee") shall be indemnified and held harmless by the Company to the fullest extent authorized by the laws of the state of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that no Indemnitee shall be entitled to indemnity under this paragraph for any expense, liability or loss resulting from conduct that is determined, by final judicial decision from which there is no further right to appeal, to constitute gross negligence or willful misconduct on the part of such Indemnitee. Notwithstanding the foregoing, indemnification under this Section 1(a) shall not be available to any Indemnitee in respect of any claim for which the Indemnitee or any of its Affiliates is required to furnish indemnification to the Company under any other provision of this Article VIII.

     (b) The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced (i) if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the provisions of the laws of the state of

Delaware or (ii) by reason of a final judicial determination contained in a nonappealable order, that such beneficiary is not entitled to be indemnified under this Section 1, whether by reason of the last sentence of Section 1(a) or otherwise.

     (c) It is expressly understood and agreed by the Members that notwithstanding anything contained in this Agreement to the contrary, to the extent necessary to satisfy its indemnification obligations under this Section 1 of Article VIII, the Company may, upon ten days prior written notice to Riverdale, sell or otherwise liquidate Company Units.

     Section 2. Indemnification by Insignia. Insignia shall indemnify and hold harmless the Company and its Members against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which the Company or any Member may become subject, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement of a material fact contained in any of the Offer Documents, or the omission to state in the Offer Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage, liability or action is finally judicially determined in a nonappealable order to have arisen out of or to be based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Insignia, its Affiliates or their respective officers, employees or representatives for inclusion in the Offer Documents; or (ii) any breach or alleged breach by the General Partner of the Partnership, at any time it was controlled by Insignia, of its fiduciary duties to the Partnership or its partners; provided, however, that if such breach or alleged breach relates to the Offer, Insignia shall have an indemnification obligation hereunder only to the extent of a final nonappealable determination by a court of competent jurisdiction to the effect that the General Partner, at the time it was controlled by an Affiliate of Insignia, did in fact breach a fiduciary duty to the Partnership or its partners.

     Section 3. Indemnification by Riverdale. Subject to Section 4 of Article IV, Riverdale shall indemnify and hold harmless the Company and its Members against any loss, claim, damage or liability (or any action in respect thereof), joint or several, to which the Company or any Member may become subject, insofar as such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement of a material fact contained in any of the Offer Documents, or the omission to state in the Offer Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage, liability or action is finally judicially determined in a nonappealable order to have arisen out of or to be based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Riverdale, its Affiliates or their respective officers, employees or representatives for inclusion in the Offer Documents.

     Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII shall not be exclusive of any other right which any Person may have or hereafter acquire under this Agreement or otherwise.

     Section 5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Manager, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article VIII with respect to the indemnification and Advancement of Expenses of Managers and officers of the Company; provided, however, the Company may not hire any employees (other than the Manager) without the consent of all Members.

                                   ARTICLE IX
                                     FINANCE

     Section 1. Checks, Drafts, etc. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company shall be signed by the Manager or such other person or persons as the Manager may from time to time designate.

     Section 2. Fiscal Year. The fiscal year of the Company shall be the calendar year.

     Section 3. Incurrence of Debt. The Company may not borrow money; except that (a) if a Riverdale Member fails to make a capital contribution pursuant to a Capital Call Notice given pursuant to Section 6 of Article VII as and when required and Insignia does not elect to require the Company to Effect a Redemption with respect the Icahn Group as a result of such failure, then one or more Insignia Members may elect to fund the entire amount of the capital contribution required to be made by the Riverdale Members by a loan to the Company, in which case (i) any capital contribution made by any Riverdale Member pursuant to such Capital Call Notice shall be returned to such Riverdale Member and (ii) the capital contributions made by the Insignia Members shall be reclassified and treated for all purposes as loans to the Company, and (b) if an Insignia Member fails to make a capital contribution pursuant to a Capital Call Notice given pursuant to Section 6 of Article VII as and when required and Riverdale does not elect to require the Company to Effect a Redemption with respect to the Insignia Group as a result of such failure, then one or more Riverdale Members may elect to fund the entire amount of the capital contribution required to be made by the Insignia Members by a loan to the Company, in which case (x) any capital contribution made by any Insignia Member pursuant to such Capital Notice shall be returned to such Insignia Member and
(ii) the capital contributions made by the Riverdale Members shall be reclassified and treated for all purposes as loans to the Company. Any such loans referred to in the preceding sentence shall bear interest at the rate of 18% per annum, compounded daily, and the Company may pledge Company Units to secure such loans. Such loans shall, by their terms, be payable only out of funds which otherwise would be available for distributions to Members and shall be paid in full prior to any further distributions to Members being made by the Company.

     Section 4. Tax Status. The Members intend and agree that the Company shall constitute a partnership for federal, state and local tax purposes. The Members agree that they shall not take any action (including, without limitation, reporting items of income, gain, loss and deduction from the Company) that is inconsistent with the Company's status as a partnership for federal, state and local tax purposes.

     Section 5. Reports. The Company will deliver to each Member annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles (such reports to be delivered within 90 days of the close of the fiscal year to which they relate).

     Section 6. Expenses. All reasonable fees and expenses incurred by the Company associated with the Offer, as well as all reasonable legal fees and expenses incurred through the Effective Date by Insignia and Riverdale in connection with the negotiation and documentation of this Agreement, will be paid directly or reimbursed by the Company.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     Section 1. Books and Records. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its Members and the Manager. Members and their representatives, and any other persons or entities as may be admitted as Members, will have complete access to all such books and records and to all other information relating to the Company at all reasonable times. So long as Insignia or any of its Affiliates Beneficially Owns any Shares, Insignia will cause the Partnership to furnish each Member with access to any and all information reasonably requested by the Members, including without limitation for purposes of exercising the Members' rights under this Agreement.

     Section 2. Administration. So long as Insignia or any of its Affiliates Beneficially Owns any Shares, Insignia will provide all administrative services for the Company, including bookkeeping and accounting, maintenance of bank accounts, monitoring of performance of assets, reporting to the Members, monitoring the preparation and filing of tax returns by a third party, preparation and filing of other reports (including audited financial statements of the Company prepared by independent accountants), and maintaining corporate books and records. All third-party professionals retained for the purposes of providing such services will be retained by and their reasonable fees and expenses paid by the Company (subject to a $5,000 per year maximum for fees and expenses relating to the preparation of audited financial statements). The Company shall pay to Insignia an annual administration fee for providing the services described in the first sentence of this Section equal to 0.85% per annum of total invested capital, but not less than $20,000 or greater than $30,000 per annum, which amount shall constitute the sole fee to be paid by the Company to Insignia and its Affiliates. Such administration fee shall be paid quarterly in advance.

     Section 3. Distributions. All distributions from the Company (after payment of expenses and reasonable reserves, in each case to the extent expressly permitted hereunder) will be made to the Members in proportion to their ownership interests in the Company. Units may not be sold (other than as expressly permitted by Section 1(c) of Article
VIII) or distributed by the Company without the written consent of all Members.

     Section 4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     Section 5. Entire Agreement. This Agreement supersedes any and all prior or contemporaneous communications or agreements between the parties hereto concerning the subject matter hereof, whether written or oral.

     Section 6. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to its conflicts of law rules. To the fullest extent permitted by law, each of the parties hereto hereby waive any right to trial by jury in any action with respect to the matters set forth herein. The provisions of this Agreement cannot be waived or modified unless such waiver or modification is in writing and signed by the parties hereto. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, that invalidity or unenforceability shall not affect the validity or enforceability of the balance of this Agreement. Without limiting the generality of the foregoing, if a provision is held by a court of competent jurisdiction to be invalid or unenforceable by reason of the length of time during which it is to remain in effect, such provision nonetheless shall be enforceable to the maximum extent and for the maximum period of time determined by such court to be permissible.

     Section 7. Parties Contractually Bound; Remedies; Enforcement and Late Payments.

     (a) For purposes of Section 5(b)(v) of Article VII of this Agreement and
Article VIII of this Agreement, the contractual obligations of Riverdale shall be joint and several obligations Riverdale and Highcrest. In addition, if the net worth (meaning total assets (excluding goodwill) less total liabilities) of Riverdale is at any time less than $20 million, then for all purposes of this Agreement the contractual obligations of Riverdale shall be joint and several obligations of Riverdale and Highcrest; provided, however, that the aggregate liability of Highcrest and Riverdale pursuant to this sentence shall not exceed $20 million.

     (b) For purposes of Section 5(b)(v) of Article VII of this Agreement and
Article VIII of this Agreement, the contractual obligations of Insignia shall be joint and several obligations of Insignia and IFG. In addition, for all other purposes of this Agreement the contractual obligations of Insignia shall be joint and several obligations of Insignia and IFG; provided, however, that the aggregate liability of IFG and Insignia pursuant to this sentence shall not exceed $20 million.

     (c) It is understood and agreed that monetary damages would be an inadequate remedy for violation of this Agreement, and that in the case of an actual or threatened breach by either party or any of its representatives, the other party shall be entitled to relief by way of injunction, specific performance or other equitable remedy, without proof of irrevocable harm and without the need for posting of a bond.

     (d) Insignia shall be jointly and severally liable for the obligations of Insignia and of its Affiliates (other than the Company) hereunder (and, in this regard, any action or inaction required hereunder to be taken or not taken (or which Insignia is required to cause or prevent or not permit) by any such Affiliate shall be deemed to be an obligation of both such Affiliate and Insignia hereunder), and the Company and/or the Members shall have the right to enforce this Agreement with respect to all such matters directly against Insignia, without first being required to file suit or seek recourse of any kind against any other Person. In addition, if Insignia is required to buy Shares and Member Units pursuant to Section 5(b) of Article VII and if Insignia fails to perform its obligations thereunder, then Insignia shall pay directly to Riverdale 100% of the Buy/Sell Purchase Price, plus interest thereon accrued from the date of such nonperformance at a rate per annum equal to the prime rate established by Citibank N.A. in effect on the date of such nonperformance, plus eight percent (but in no event greater than the maximum rate permitted by law).

     (e) Riverdale shall be jointly and severally liable for the obligations of Riverdale and of its Affiliates (other than the Company) hereunder (and, in this regard, any action or inaction required hereunder to be taken or not taken (or which Riverdale is required to cause or prevent or not permit) by any such Affiliate shall be deemed to be an obligation of both such Affiliate and Riverdale hereunder), and the Company and/or the Members shall have the right to enforce this Agreement with respect to all such matters directly against Riverdale, without first being required to file suit or seek recourse of any kind against any other Person. In addition, if Riverdale is required to buy Shares and Member Units pursuant to Section 5(b) of Article VII and if Riverdale or its Affiliate fails to perform its obligations thereunder, then Riverdale shall pay directly to Insignia 100% of the Buy/Sell Purchase Price, plus interest thereon accrued from the date of such nonperformance at a rate per annum equal to the prime rate established by Citibank N.A. in effect on the date of such nonperformance, plus eight percent (but in no event greater than the maximum rate permitted by law).

     Section 8. Survival. Except as otherwise expressly provided in this Agreement, or as the context otherwise clearly requires, the provisions of this Agreement shall survive any termination of this Agreement or of the interest of a Member in the Company. Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the provisions of Sections 1 and 6 of Article IV, Section 5(b)(v) of Article VII, Article VIII and Sections 6, 7, 8, 10 of this Article X shall survive any termination of this Agreement or of the interest of a Member in the Company.

     Section 9. Notices. Any and all notices, offers, acceptances or any other communications provided for in this Agreement shall be in writing and, except as otherwise expressly provided in this Agreement, shall be deemed given when delivered by hand. Notice may also be given by telegram or by electronic facsimile transmission, but in such case will be deemed given only when the telegram or transmission has been received by the addressee. A duplicate of all such notices, offers, acceptances or other communications between or among Members shall be mailed to the Company at its principal offices. Notices shall be directed to the Members at their respective addresses set forth below (or such other address as the party to be notified may have requested in writing):

           If to Insignia:

           Insignia Financial Group, Inc.
           Attn:  General Counsel
           One Insignia Financial Plaza
           Greenville, South Carolina 20602
           Tel. No.:  (803) 239-1000
           Fax No.:  (803) 239-1096

           with a copy to:

           John A. Healy, Esq.
           Rogers & Wells
           200 Park Avenue
           New York, New York 10166
           Tel. No.:  (212) 878-8000
           Fax No.:  (212) 878-8375

           If to Riverdale:

           Riverdale Investors Corp., Inc.
           Attn:  Robert J. Mitchell
           100 South Bedford Road
           Mount Kisco, New York 10549
           Tel. No.:  (914) 241-9000
           Fax No.:  (914)

           with a copy to:

           Theodore Altman, Esq.
           Gordon Altman Butowsky Weitzen
              Shalov & Wein
           114 West 47th Street
           New York, New York 10036
           Tel. No.:  (212) 626-0812
           Fax No.:   (212) 626-0799

     Section 10. Interpretation. The parties hereto acknowledge that this Agreement is the product of arm's-length negotiations between the parties, each of whom was represented by counsel, and agree that in any dispute concerning the interpretation of any provision of this Agreement, there will be no presumption that any provision is to be construed against or in favor of any particular party.

     Section 11. Access to Partnership Information and Properties. From and after the Commencement of the Offer, Insignia will, or will cause its Affiliates to, provide to the Members and any of their Affiliates, and their respective officers, employees, agents or appointees, reasonable access at all times, during normal business hours, to all properties, books and records, financial information, agreements, deeds of trust, mortgages and other debt instruments and any and all other documents, information and data (whether written or computer-based) pertaining to the operations and assets of the Partnership in the possession or control of Insignia or any of its Affiliates, including, without limitation, the General Partner.

     Section 12. Written Consents. Notwithstanding any provision of this Agreement to the contrary, any action required under this Agreement to be taken or prohibited from being taken by the Company or any Member may not be taken or may be taken, as the case may be, without the need to amend this Agreement if all Members deliver written consents to such action or inaction to the Manager, which consents shall be filed in the minute book of the Company.

     Section 13. Notice of Filing of the Partnership's Report on Form 10-K or 10-KSB. Insignia covenants and agrees that Insignia will, or will cause an Affiliate to, provide notice to each Member (other than Insignia and its Affiliates), within two Business Days after the date on which the Partnership files its Report on Form 10-K or 10-KSB (including any amendment thereto) with the Commission, that the Partnership has filed such Report (or amendment).

     Section 14. Redemptions. As used in this Agreement, the requirement of or election by the Company to "Effect a Redemption" with respect to a Member Group means that the Company shall be required or may elect, as the case may be, to redeem all Shares held by each Member who is a member of the Member Group being redeemed and purchase from each member of such Member Group all Member Units of such member (and each such member shall be required to sell such Member Units to the Company), for an aggregate consideration equal to the Redemption Amount; provided, however, than in the case of a Redemption pursuant to Section 8 of
Article V or Section 5(c), 5(d) or 6(c) of Article VII, the aggregate consideration to be paid by the Company will equal 75% of the Redemption Amount. In the event the Company Effects a Redemption with respect to a Member Group in accordance with the provisions of this Agreement, then (i) as of the date of such election or the date of the event that gives rise to such requirement, the interest in the Company of each Member being redeemed shall automatically terminate and be converted into the right solely to receive such Member's pro rata share of the Redemption Amount (or 75% of the Redemption Amount, as the case may be), and (ii) the applicable amount shall be paid to Riverdale or Insignia, as the case may be, in cash within 10 days after the effective date of the Redemption; provided, however, that in the case of a Redemption pursuant to
Section 8 at Article V or Section 5(c), 5(d) or 6(c) of Article VII, the applicable percentage of the Redemption Amount shall be payable as and when dividends or distributions in respect of Shares are paid to the remaining Members, pro rata based on the redeemed Members' aggregate percentage interest in the Company at the time of the Redemption. In the event the Company elects or is required to Effect a Redemption with respect to a Member Group, the members of the Member Group not being redeemed who are

Members shall be obligated to cause such Redemption to be completed and to fund the applicable Redemption Amount to the extent necessary.

     IN WITNESS WHEREOF, IB Holding, Inc. and Riverdale Investors Corp., Inc., being all of the Members of DGP Acquisition, L.L.C., a Delaware limited liability company, evidence their adoption and ratification of the foregoing Operating Agreement of the Company.

     EXECUTED by each Member on the date indicated below:

                                   IB HOLDING, INC.

                                   By: /s/ JEFFREY L. GOLDBERG
                                       --------------------------
                                       Jeffrey L. Goldberg
                                       President

                                   RIVERDALE INVESTORS CORP., INC.

                                   By: /s/ ROBERT J. MITCHELL
                                       ---------------------------
                                       Robert J. Mitchell
                                       Vice President

Dated: December 7, 1995

     The undersigned, being the parent company of IB Holding, Inc., hereby accepts and agrees to be bound by the provisions of this Agreement to the extent specified in Section 7(b) of Article X hereof.

                                   INSIGNIA FINANCIAL GROUP, INC.

                                   By: /s/ FRANK M. GARRISON
                                       -----------------------------
                                       Frank M. Garrison
                                       Executive Managing Director

Dated: December 7, 1995

     The undersigned, being an Affiliate of Riverdale Investors Corp., Inc., hereby accepts and agrees to be bound by the provisions of this Agreement to the extent specified in Section 7(a) of Article X hereof.

                                   HIGHCREST INVESTORS CORPORATION

                                   By: /s/ RICHARD T. BUONATO
                                       ---------------------------
                                       Richard T. Buonato
                                       Senior Vice President

Dated: December 7, 1995

                                   Schedule I


                                                     Number of    Percentage of
      Member                       Contribution       Shares         Shares
      ------                       ------------      ---------    -------------
IB Holding, Inc. ................    $150,000           500            50%

Riverdale Investors Corp. Inc. ..    $150,000           500            50%


                                       I-1